Exhibit 10.7

ACE USA
OFFICER DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2011)

The ACE USA Officer Deferred Compensation Plan (the “Plan”) was amended and restated effective January 1, 2009 by ACE INA Holdings, Inc. to permit Eligible Employees to defer receipt of certain compensation pursuant to the terms and provisions set forth below. From January 1, 2005 through December 31, 2008, the Plan has operated in good faith compliance with Code section 409A and the transitional guidelines set forth in official IRS guidance.  The current document is effective January 1, 2011.

The Plan is intended (1) to comply with Code section 409A, the final regulations and official guidance issued thereunder for credited amounts earned and vested after December 31, 2004, while credited amounts earned and vested prior to January 1, 2005 (and applicable earnings credited on these amounts) are not intended to be subject to the provisions of Code section 409A (the “Grandfathered Amounts”), to the fullest extent permitted by Code section 409A and official guidance, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions. The Plan document and Plan procedures in effect on December 31, 2004 remain in full force and effect for the Grandfathered Amounts.

SECTION 1

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Account” means a bookkeeping account established by the Company for each Participant electing to defer Eligible Income under the Plan.

“Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.

“Base Salary” means the regular base salary paid to an Eligible Employee by the Company or an Affiliate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Retirement Committee of ACE INA Holdings, Inc.

“Company” means ACE INA Holdings, Inc. or any successor corporation or other entity.

“Deferral Form” means a written form provided by the Committee pursuant to which an Eligible Employee may elect to defer amounts under the Plan.

“Disabled” means a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant'’s employer.

“Eligible Employee” means an Employee who is designated by the Committee as belonging to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA, and eligible to participate in the Plan. Any determination of the Committee regarding whether an Employee is an Eligible Employee shall be final and binding for all Plan purposes.

“Eligible Income” means Base Salary, Incentive Awards and other amounts designated by the Committee. Eligible Income does not include irregular, non-recurring types of compensation.

“Employee” means an individual who is a regular employee on the payroll of the Company or its Affiliates. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of the Company or an Affiliate by any governmental or judicial authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Grandfathered Amounts” means amounts that were deferred under the Plan and earned and vested as of December 31, 2004. Grandfathered Amounts are subject to the distribution rules in effect prior to this amendment and restatement.

“Incentive Award” means an amount payable to an Eligible Employee under an annual bonus or incentive compensation plan of the Company or an Affiliate.

“Investment Options” means the investment options, as determined from time to time by the Committee, used to credit earnings, gains and losses on Account balances.

“Key Employee” means an Employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) of the Company. Key Employees shall be determined by the Committee in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the January 15 following the identification date.

“Participant” means an Eligible Employee who elects to defer amounts under the Plan.

“Payment Date” means the first business day of the year following an event triggering a payment.

“Plan” means the ACE USA Officer Deferred Compensation Plan, as set forth herein and as amended from time to time.

“Plan Year” means January 1 through December 31.

“Separation from Service” or “Separate from Service” means means a “separation from service” within the meaning of Code section 409A.

“Qualified Plan” means one or more of the ACE USA Basic Employee Retirement Savings Plan, ACE USA Basic Puerto Rico Employee Retirement Savings Plan, the ACE USA Employee Retirement Savings Plan or the ACE USA Puerto Rico Employee Retirement Savings Plan. Any reference to a Qualified Plan only refers to the plan in which an Eligible Employee is a participant.

SECTION 2

PARTICIPATION

Participation in the Plan shall be limited to Eligible Employees. The Committee shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Committee shall determine. An Eligible Employee shall become a Participant by making a deferral election under Section 3.

SECTION 3

PARTICIPANT ACCOUNTS

3.1Deferral Elections. Deferrals may be made by a Participant with respect to the following types of Eligible Income, as permitted by the Committee:

(a)Base Salary. An Eligible Employee may elect to defer any portion of his Base Salary, as specified on election forms provided to Eligible Employees.

(b)Incentive Awards. An Eligible Employee may elect to defer any portion of an Incentive Award up to 100%.

(c)    Other amounts designated by the Committee as Eligible Income.

In order to elect to defer Eligible Income earned during a Plan Year, an Eligible Employee shall file an irrevocable Deferral Form with the Committee before the beginning of such Plan Year. Notwithstanding the foregoing, (1) if the Plan Administrator Committee determines that an Incentive Award qualifies as “performance-based compensation” under Code section 409A, an Eligible Employee may elect to defer a portion of the Incentive Award by filing a Deferral Form at such later time as permitted by the Committee, and (2) in the first year in which an Employee becomes eligible to participate in the Plan, a deferral election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Employee becomes eligible to participate in the Plan to the extent permitted under Code section 409A.

3.2Crediting of Deferrals. Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.

3.3Crediting of Other Contributions. To the extent the crediting of deferrals of eligible income by a Participant under the Plan reduces contributions under a Qualified Plan or reduces the crediting of contributions under a nonqualified plan of the Company or an Affiliate, such amounts will be credited under the Plan in the same amount and at the same time as they would have been contributed to a Qualified Plan or credited to a nonqualified plan.

3.4Vesting. Amounts credited to the Accounts shall be vested at the same time in the same amount as contributions under any applicable Qualified Plan.

3.5Earnings. The Company shall periodically credit gains, losses and earnings to a Participant’s Account, until the full balance of the Account has been distributed. Amounts shall be credited to a Participant’s Account under this Section based on the results that would have been achieved had amounts credited to the Account been invested as soon as practicable after crediting into the Investment Options selected by the Participant. The Committee shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Accounts, as well as the deemed investment of amounts previously credited to their Accounts. Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

SECTION 4

DISTRIBUTION OF ACCOUNT BALANCE

The provisions of this Section 4 shall apply only to amounts subject to Code section 409A. Distribution rules applicable to the Grandfathered Amounts (and the earnings credited on those amounts) are set forth in Attachment A.

4.1.Distribution Upon Separation. A Participant’s Account balance shall normally be distributed to him in a lump sum payment on the Payment Date following the Participant’s Separation from Service. A Participant may elect on a Deferral Form to have the portion of his Account related to amounts deferred under the Deferral Form (and earnings thereon) distributed in annual installments over a period of up to 15 years with payments commencing on the Payment Date following the Participant’s Separation from Service.

Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). If applicable, any amounts payable to the Participant during such six (6) month period shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service.

4.2.Distribution as of Specified Date. A Participant may elect on a Deferral Form to have the portion of his Account related to amounts deferred under the Deferral Form (and earnings thereon) paid to the Participant in the form elected as of a specified date; provided however, if no form is elected payment shall be made in a lump sum. If expressly elected by a Participant on a Deferral Form, payment with respect to the portion of his Account related to Amounts deferred under the Deferral Form may be made on the later or earlier of: (1) a specified date or (2) the Payment Date following Separation from Service.

4.3.Distribution Upon Disability. Notwithstanding any provision in the Plan to the contrary, if a Participant becomes Disabled, his Account balance will be distributed in a lump sum payment on the Payment Date following the date the Participant becomes Disabled.

4.4.Distributions Upon Death. Notwithstanding any provision in the Plan to the contrary, if a Participant dies before full distribution of his Account balance, any remaining balance shall be distributed in a lump sum payment on the Payment Date following the Participant’s death to the Participant’s beneficiary. A Participant shall designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Participant has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Participant’s estate.

4.5.Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

A Participant’s deferral election for the Plan Year in which he obtains a distribution under this section shall be cancelled.

4.6    Changes in Time or Form of Distribution. A Participant may make an election to change the time or form of a distribution, but only if the following conditions are satisfied:

(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made; and

(b)
In the case of an election to change the time or form of a distribution under Sections 4.1, 4.2, or 4.5, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	In the case of an election to change the time or form of a distribution under Section 4.2, the election must be made at least twelve (12) months before the date of the first scheduled distribution.

4.7    Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

4.8    Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code section 162(m);

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment subject to this Section 4.9 shall be paid in accordance with Code section 409A.

SECTION 5

ADMINISTRATION

5.1.General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

5.2.Claims for Benefits.

(a)    Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
(b)    Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
(c)    Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)    Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)    Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)    Finality of Determinations; Exhaustion of Remedies.8.9    Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)    Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

(h)    Disability Claims. Claims for disability benefits shall be determined in accordance with the terms of the ACE Limited disability plan, provided the provisions of that plan comply with the minimum standards set forth in DOL Regulaton section 2560.503-1. Otherwise, claims for disability benefits shall be determined in accordance with DOL Regulation section 2560.503-1 which is hereby incorporated by reference.

5.3.Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

SECTION 6

AMENDMENT AND TERMINATION

The provisions of this Section 6 shall apply only to amounts subject to Code section 409A. Amendment and termination provisions applicable to the Grandfathered Amounts (and the earnings credited on those amounts) are set forth in Attachment A.

6.1Amendment or Termination. The Company, through its Board of Directors, reserves the right to amend or terminate the Plan in the sole discretion of the Company.

6.2Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect the rights of any Participant to amounts credited to his Account as of the effective date of such amendment or termination; provided however, an amendment may freeze or limit future accruals of benefits under the Plan on and after the date of such amendment. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Section 4, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Eligible Income shall be permitted; however, earnings, gains and losses shall continue to be credited to Account balances in accordance with Section 3 until the Account balances are fully distributed.

6.3No Material Modification. Notwithstanding the foregoing, no amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purposes of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amount that are “grandfathered” and exempt from the requirements of Code section 409A.

SECTION 7

GENERAL PROVISIONS

7.1Rights Unsecured. The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his beneficiary shall have any rights in or against any amount credited to any Account or any other assets of the Company. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by the Company for the purpose of meetings its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

7.2No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

7.3No Enlargement of Rights. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company.

7.4Spendthrift Provision. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

7.5Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of Pennsylvania.

7.6Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.

7.7Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages, or the Company may reduce a Participant’s Account balance, in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

7.8Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

7.9Unclaimed Benefits. Each Participant shall keep the Committee informed of his current address and the current address of his designated beneficiary. The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.

7.10Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.11Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

Attachment A

ACE USA
OFFICER DEFERRED COMPENSATION PLAN
(as amended through the Second Amendment thereof January 1, 2001)

ACE USA
OFFICER DEFERRED COMPENSATION PLAN
SECTION 1

General

1.1.Purpose. The ACE USA Officer Deferred Compensation Plan (the “Plan”) (known as the ACE USA Elective Deferred Compensation Plan prior to January 1, 2000) has been established by ACE USA Holdings, Inc. (the “Company”) so that it, and each of the Related Companies which, with the consent of the Company, adopts the Plan may provide its eligible key management employees with an opportunity to build additional financial security, thereby aiding such companies in attracting and retaining employees of exceptional ability.

1.2.Effective Date. The “Effective Date” of the Plan is October 1, 1998. No deferrals of Compensation shall be permitted under the Plan for any Plan Year with respect to Compensation otherwise payable by any Employer during that year unless the Employer has specifically adopted the Plan with respect to such year.

1.3.Related Companies and Employers. For purposes of the Plan, the term “Related Company” means any company during any period in which it owns at least fifty percent of the voting power of all classes of stock of the Company entitled to vote, and any company during any period in which at least fifty percent of the voting power of all classes entitled to vote is owned, directly or indirectly, by the Company or by any other company that is a Related Company by reason of its ownership of stock of the Company. The Company and each Related Company which adopts the Plan for the benefit of its eligible employees are referred to below collectively as the “Employers” and individually as an “Employer.” A Related Company may adopt the Plan by action of its Board of Directors; provided that a Related Company will be considered to have adopted the Plan for its Eligible Employees (without the need for action by its Board of Directors) if an executive officer of the Related Company announces such adoption to the Eligible Employees.

1.4.Operation and Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 6. Capitalized terms in the Plan shall be defined as set forth in the Plan.

1.5.Plan Year. The term “Plan Year” means the calendar year; provided that the first Plan Year shall be the period beginning on the Effective Date and ending on December 31, 1998.

1.6.Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Georgia to the extent that such laws are not preempted by the laws of the United States of America.

1.7.Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.8.Notices. Any notice or document required to be filed with the Plan Administrator or the Committee under the Plan will be properly filed if delivered or mailed to the Plan Administrator, in care of the Company, at its principal executive offices. The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

1.9.Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed at such times, in such form, and subject to such restrictions and limitations as the Plan Administrator shall require. In addition to any other deferral elections made under this Plan, an election to defer the receipt of an award under the ACE USA Annual Incentive Plan will be made under this Plan.
1.10.Other Costs and Benefits. The Plan is intended to defer, but not to eliminate, payment of compensation to a Participant. Accordingly, if any compensation or benefits that would otherwise be provided to a Participant in the absence of the Plan are reduced or eliminated by reason of deferral under the Plan, the Company shall equitably compensate the Participant for such reduction or elimination. However, no reimbursement will be made for increased taxes resulting from benefits under the Plan (whether resulting from a change in individual income tax rates or otherwise).

1.11.Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.12.Action by Employers. Any action required or permitted to be taken by any Employer shall be by resolution of its board of directors, or by a duly authorized officer of the Employer.

SECTION 2

Participation

2.1.Participant. Subject to the terms of the Plan, an individual shall be eligible to make deferrals under the Plan during any period he or she is an Eligible Employee. For purposes of the Plan, the term “Eligible Employee” for any period shall be those individuals designated as Eligible Employees, either by individual designation by the Committee or by being a member of a group designated by the Committee.

2.2.Deferral Election. An Eligible Employee shall participate in the Plan by electing to defer payment of all or a portion of his or her Eligible Compensation pursuant to the terms of a “Deferral Election.” An individual’s Deferral Election shall be filed with the Plan Administrator prior to the period to which it relates. Except as otherwise provided by the Committee, a Participant may not revoke any Deferral Elections. The Committee may revoke a Participant’s Deferral Election as of the date on which the Participant ceases to be an Eligible Employee (provided that this sentence shall not be construed to permit the Committee to revoke a Distribution Election by reason of the Participant ceasing to be an Eligible Employee).

2.3.Eligible Compensation. For purposes of the Plan, a Participant’s “Eligible Compensation” from any Employer for any Plan Year means (i) salary otherwise payable to him by the Employer, (ii) amounts payable under the ACE USA Annual Incentive Plan and (iii) amounts which are designated by the Committee as compensation eligible for deferral in accordance with the Plan.

2.4.Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

2.5.Restricted Participation. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines that participation by one or more Participants (or payment of benefits to any beneficiary) shall cause the Plan as applied to any Employer to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the entire Supplemental Account of such Participant under the Plan shall be, in the discretion of the Committee, immediately paid to such Participant (or beneficiary, if applicable), or shall otherwise be segregated from the Plan, and such Participant (or beneficiary) shall cease to have any interest under the Plan.

SECTION 3

Plan Accounting

3.1.Accounts. The Plan Administrator shall establish an Account for each Participant who has filed a Deferral Election. If a Participant’s Eligible Compensation subject to a Deferral Election would otherwise be payable from more than one Employer, a separate Account shall be established for the Participant with respect to the Eligible Compensation from each such Employer.

3.2.Adjustment of Accounts. Each Account shall be adjusted in accordance with this Section 3 in a uniform manner as of such periodic “Accounting Dates” as may be determined by the Committee from time to time. As of each Accounting Date, the balance of each Account shall be adjusted as follows:

(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	then, adjust the Account balance for the applicable Investment Return Rate(s); and

(c)	then, credit to the Account balance the amount to be credited to that Account in accordance with subsection 3.3 that have not previously been credited.

3.3.Crediting Under Deferral Election. The balance of a Participant’s Account for any period shall be credited, in accordance with the provisions of paragraph 3.2(c), with the amount by which his or her Eligible Compensation for that period is reduced pursuant to a Deferral Election. Such crediting shall occur as of the date on which such Eligible Compensation would otherwise have been paid to the Participant by the Employer were it not for the reduction made pursuant to the Deferral Election or, if such date is not an Accounting Date, as of the first Accounting Date occurring thereafter.

3.4.Investment Return Rates. The “Investment Return Rate(s)” with respect to the Account(s), or portions of the Account(s), of any Participant for any period shall be the Investment Return Rate(s) elected by the individual in accordance with subsection 3.5 from among such investment alternatives (if any) for that period which, in the discretion of the Committee, are offered from time to time under this paragraph 3.4.

3.5.Participant Selection of Investment Return Rate. The Investment Return Rate alternatives under the Plan, and a Participant’s ability to choose among Investment Return Rate alternatives, shall be determined in accordance with rules established by the Committee from time; provided, however, that the Company may not modify the Investment Return Rate with respect to periods prior to the adoption of such modification.

3.6.Statement of Accounts. As soon as practicable after the end of each Plan Year, and at such other times as determined by the Committee or the Chief Executive Officer of the Company, the Company shall provide each Participant having one or more Accounts under the Plan with a statement of the transactions in his or her Accounts during that year and his or her Account balances as of the end of the year.

SECTION 4

Distributions

4.1.General. Subject to this Section 4, the balance of a Participant’s Account(s) with respect to any year shall be distributed in accordance with the Participant’s Distribution Election. In no event shall the amount distributed with respect to any Participant’s Account as of any date exceed the amount of the Account balance as of that date.

4.2.Distribution Election. A Participant’s Distribution Election shall specify the manner (including the time and form of distribution) in which the Participant’s Account(s) shall be distributed, subject to such restrictions and limitations as may be imposed by the Committee.

4.3.Beneficiary. Subject to the terms of the Plan, any benefits payable to a Participant under the Plan that have not been paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the foregoing provisions of the Plan, to the beneficiary designated by the Participant in writing filed with the Plan Administrator in such form and at such time as the Plan Administrator shall require. A beneficiary designation form will be effective only when the signed form is filed with the Plan Administrator while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary, or if the designated beneficiary of a deceased Participant dies before him or before complete payment of the Participant’s benefits, the amounts shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and his or her designated beneficiary.

4.4.Distributions to Disabled Persons. Notwithstanding the provisions of this Section 4, if, in the Plan Administrator’s opinion, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such person for his or her benefit until claim is made by a conservator or other person legally charged with the care of his or her person or his or her estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary. Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his or her person or his or her estate.
4.5.Benefits May Not be Assigned. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgements, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

4.6.Offset. Notwithstanding the provisions of subsection 4.5, if, at the time payments are to be made under the Plan, the Participant or beneficiary or both are indebted or obligated to any Employer or Related Company, then the payments remaining to be made to the Participant or the beneficiary or both may, at the discretion of the Plan Administrator, be reduced by the amount of such indebtedness, or obligation, provided, however, that an election by the Plan Administrator not to reduce any such payment shall not constitute a waiver of the claim for such indebtedness or obligation.

4.7.Unforeseeable Emergency. Prior to the date otherwise scheduled for distribution of his or her benefits under the Plan, upon a showing of an unforeseeable emergency, a Participant may elect to accelerate payment of an amount not exceeding the lesser of (a) the amount necessary to meet the emergency or (b) the sum of his or her Account balance(s) under the Plan (the “Unforeseeable Emergency Amount”). For purposes of the Plan, the term “unforeseeable emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant (or the control of the beneficiary, if the amount is payable to a beneficiary) and that would result in severe financial hardship to the individual if early withdrawal were not permitted. The determination of “unforeseeable emergency” shall be made by the Plan Administrator, based on such information as the Plan Administrator shall deem to be necessary. Once the Unforeseeable Emergency Amount is paid, the Participant shall not be eligible to make any further Deferral Elections under the Plan until the next Plan Year commencing at least twelve months after the date on which the Unforeseeable Emergency Amount is paid.

4.8.Cash-Out Election. A Participant may make a one-time election (a “Cash-Out Election”) to have his entire Account balance distributed, in a single lump sum payment, in cash, within 30 days following the date that such election is filed with the Employer, subject to the following:

(a)
The amount actually distributed to an electing Participant under this subsection 4.8 shall be equal to the Participant ’s entire Account balance, reduced by an amount equal to 10 percent of such balance. The portion of the Participant’s Account balance that is not distributed to the Participant’s pursuant to this paragraph (a) shall be forfeited as a penalty.

(b)
Notwithstanding the provisions of Section 2, for the remainder of the Plan Year in which the Cash-out Election is effective and for the next following Plan Year, no Deferral Election by the Participant under subsection 2.2 shall be given effect.

Notwithstanding the foregoing provisions of this subsection 4.8, and without limiting the amending authority reserved to the Committee by the provisions of Section 7 of the Plan, the Committee may amend this subsection 4.8 at any time and in any respect, including as to amounts previously credited to a Participant’s Account, to the extent that the Committee determines that such amendment is necessary or desirable by reason of any change in tax laws or regulations or interpretations thereof; provided, however, that no such amendment shall apply with respect to amounts actually distributed under this subsection 4.8 before the later of the date on which the amendment is adopted or effective.

SECTION 5
Source of Benefit Payments
5.1.Liability for Benefit Payments. Subject to the provisions of this Section 5, an Employer shall be liable for payment of benefits under the Plan with respect to any Participant to the extent that such benefits are attributable to the deferral of compensation otherwise payable by that Employer to the Participant. Any disputes relating to liability of Employers for benefit payments shall be resolved by the Committee.

5.2.No Guarantee. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

SECTION 6

Committee

6.1.Powers of Committee. Responsibility for the day-to-day administration of the Plan shall be vested in the Plan Administrator, which shall be the Committee. The authority to control and manage all other aspects of the operation and administration of the Plan shall also be vested in the Committee. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

6.2.Delegation by Committee. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Until the Committee takes action to the contrary:

(a)
The Chief Executive Officer of the Company shall be delegated the power and responsibility to take all actions assigned to or permitted to be taken by the Committee under Section 2, Section 3, and Section 4 (other than the powers and responsibility of the Plan Administrator).

(b)
The powers and responsibilities of the Plan Administrator shall be delegated to the Vice President of Human Resources (or his or her delegate) of the Company, subject to such direction as may be provided to the Director of Human Resources or his or her delegate from time to time by the Committee and the Chief Executive Officer of the Company.

6.3.Information to be Furnished to Committee. The Employers and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and Eligible Compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

6.4.Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 7

Amendment and Termination
The Committee may, at any time, amend or terminate the Plan (including the rules for administration of the Plan), subject to the following:

(a)	Subject to the following provisions of this Section 7, no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan.

(b)	The Committee may revoke the right to defer Eligible Compensation under the Plan.

(c)
The Plan may not be amended to delay the date on which benefits are otherwise payable under the Plan without the consent of each affected Participant. The Committee may amend the Plan to accelerate the date on which Plan benefits are otherwise payable under the Plan and eliminate all future deferrals under the Plan, thereby terminating the Plan.

(d)
The Committee may amend the Plan to modify or eliminate any Investment Return Rate alternative, except that any such amendment may not modify the Investment Return Rate with respect to periods prior to the adoption of the amendment.

(e)
Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Board may delegate its rights and responsibilities under this Section 7; provided, however, that, the Board of Directors may, from time to time, substitute itself, or another committee of the Board, for the Compensation Committee under this Section 7.

IN WITNESS WHEREOF, ACE USA Holdings, Inc. has caused this Plan to be executed by its duly authorized officer this ______, day of _________, 1998.
ACE USA Holdings, Inc.

By:__________________________

Attachment B

Certain employees of the Combined Insurance Company of America (“CICA”) participated in the Aon deferred compensation plan as of the acquisition date of April 1, 2008. These CICA employees continued their participation for the remainder of the year in the ACE USA Officer Deferred Compensation Plan (“Plan”).

The distribution elections chosen by these CICA participants under the Aon deferred compensation plan shall apply to the amounts credited provided the distributions otherwise comply with Code section 409A.